EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VIABUILT VENTURES, INC. AGREES TO ACQUIRE

FIRETAINMENT, INC.

Orlando, FL.- Viabuilt Ventures, Inc. (OTC Pink: VBVT) announced today that it had entered into a Share Exchange Agreement pursuant to which the Company agreed to acquire 100% of the capital stock of Firetainment, Inc. This transaction is expected to close on or before May 31, 2019, upon completion of the required audit of the Firetainment, Inc. financial statements. William Shawn Clark, the President of Viabuilt, is also the President and sole shareholder of Firetainment, Inc.

About Firetainment, Inc.

Firetainment is a manufacturing company located in Central Florida producing luxury hand crafted fire pit tables as well as other outdoor furniture products. Since the founding of the company in 2011, Firetainment has established an extensive distribution network of “brick & mortar” retail stores and luxury online retail locations in nearly every state within the continental US, and has also established a presence at the industry’s leading trade shows each year.

Firetainment has become a staple within the outdoor furnishings market and has been recognized within industry publications such as “Casual Living Magazine” numerous times for their love of manufacturing domestically made quality products at competitive prices. Firetainment products have also been featured on many network television shows such as CBS’ “The Price is Right”, DIY channel’s show “Hit Properties” featuring Boyz II Men’s Nate Morris, and has been endorsed by names like Paul LaFrance from HGTV’s show “Decked Out”.

Currently, the Firetainment product line consists of 25 unique products, with thousands of potential design combinations. Each of the all-season fire tables are handcrafted in the United States from the finest materials, and are ANSI certified. The company is recognized throughout the casual furniture marketplace for being the outdoor fire product innovators, with its principal focus on customer service, quality components, and superior design function. Their sophisticated modern designs complement any outdoor space, and can be specifically designed for a custom fit. A complete product catalog is available online at www.firetainment.com/fire-pit-table-collection/.

The Firetainment customer base ranges from Direct- to-Consumer and Internet sales to retail sales through a network of over 175 retail dealers.

Contact

William Shawn Clark

Viabuilt Ventures, Inc.

2475 N. John Young Parkway

Orlando, FL 32804

Phone: (888) 552-7897

Website: www.firetainment.com